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                                                               EXHIBIT 10.177


                                                               EXECUTION VERSION

          FIRST AMENDED AND RESTATED LAKES WORKING CAPITAL ADVANCE NOTE

$2,000,000                                                    January 25, 2006
                                                              Dowagiac, Michigan

     FOR VALUE RECEIVED, the Pokagon Band of Potawatomi Indians (the "Band") promises to pay to Great Lakes Gaming of Michigan, LLC, a Minnesota limited liability company ("Lakes"), such sums as may be advanced by Lakes to the Band as Lakes Working Capital Advances in accordance with Section 5.3 of a Management Agreement between the Band and Lakes Entertainment, Inc. dated as of July 8, 1999, (as assigned by Lakes Entertainment, Inc. to and assumed by Lakes pursuant to that certain Assignment and Assumption Agreement dated as of October 16, 2000 by and among the Band, Lakes Entertainment, Inc. and Lakes, and amended by a Second Amended and Restated Assignment and Assumption Agreement of even date hereof (the "Assignment Agreement")); and as amended and restated by a First Amended and Restated Management Agreement dated as of October 16, 2000, a Second Amended and Restated Management Agreement dated as of December 22, 2004, and a Third Amended and Restated Management Agreement of even date hereof (collectively, and as heretofore and hereafter further amended, substituted, restated and modified, the "Management Agreement"); provided that the principal amount due hereunder shall not exceed Two Million Dollars ($2,000,000.00).

     1. Advances: Funding. Lakes shall notify the Band in writing by overnight courier service of the amounts of any operating cash shortfalls in the first six months after the Commencement Date, and shall furnish a written accounting showing the derivation of such amount (the "Lakes Cash Shortfall Notice"). Advances under this Note shall be made by Lakes (a) upon written request by the Band to Lakes in the form of Draw Request attached as Exhibit A or (b), in the event of an emergency cash shortfall which threatens the immediate cessation or curtailment of operations of the Enterprise, by advances in the amount needed to avoid such immediate cessation or curtailment. Notices given by Lakes and Draw Requests submitted by the Band under this Note shall be sent via overnight courier service to the addresses set out in Section 17.2 of the Management Agreement. Advances under this Note shall be funded by Lakes through wire transfer of funds to one or more Enterprise Accounts in an aggregate amount equal to the greater of the Draw Request or the amount needed to avoid immediate cessation or curtailment of operations at the Enterprise, but not to exceed $2,000,000 in principal advances outstanding at any one time. All Draw Requests submitted by the Band shall be funded within two (2) business days of the date that the draw request is received by Lakes. By submitting a Draw Request, the Band does not waive the right to assert that an additional amount, beyond the amount shown in the Lakes Cash Shortfall Notice or the Draw Request, should be advanced by Lakes to cover operating cash shortfalls in accordance with Section
5.3 of the Management Agreement.

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     2. Interest. Interest shall accrue on the outstanding balance under this
Note at the Band Interest Rate.

     3. Repayment. Amounts advanced hereunder shall be repaid from Net Revenues with the priority provided in Section 5.5 of the Management Agreement, subject to the terms of any applicable subordination agreements.

     4. Prepayment. This Note may be prepaid at any time without penalty. This Note shall also be subject to prepayment as and when required under the terms of any Transaction Documents.

     5. Limited Recourse. The obligations of the Band under this Note and any related awards, judgments or decrees shall be payable solely out of undistributed or future Net Revenues of the Enterprise and shall be a Limited Recourse obligation of the Band, with no recourse to tribal assets other than the limited assets of the Band specified in the definition of Limited Recourse and Section 14.3(a) of the Development Agreement

     6. Band's Waiver of Sovereign Immunity and Consent to Suit. The Band expressly waives its sovereign immunity from suit for the purpose of permitting or compelling arbitration to enforce this Note as provided in Article 14 of the Development Agreement and consents to be sued in the United States District Court for the Western District of Michigan - Southern Division, the United States Court of Appeals for the Sixth Circuit, and the United States Supreme Court for the purpose of compelling arbitration or enforcing any arbitration award or judgment arising out of this Note. If the United States District Court lacks jurisdiction, the Band consents to be sued in the Michigan State Court system for the same limited purpose. The Band waives any requirement of exhaustion of tribal remedies. Without in any way limiting the generality of the foregoing, the Band expressly authorizes any governmental authorities who have the right and duty under applicable law to take any action authorized or ordered by any such court, and to take such action, including without limitation, repossessing or foreclosing on any real property not in trust, or otherwise giving effect to any judgment entered; provided, however, that liability of the Band under any judgment shall always be Limited Recourse, and in no instance shall any enforcement of any kind whatsoever be allowed against any assets of the Band other than the limited assets of the Band specified in the definition of Limited Recourse and Section 14.3(a) of the Development Agreement. The Band appoints the Chairman of the Pokagon Council and the Secretary of the Pokagon Council as its agents for service of all process under or relating to the Agreements. The Band agrees that service in hand or by certified mail, return receipt requested, shall be effective for all purposes under or relating to the Agreements if served on such agents.

     7. Default; Acceleration. All outstanding principal together with accrued interest shall become immediately due and payable in full, subject to the limitations on recourse provided above, upon default in the payment of principal or interest due under this Note if such default is


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not remedied within thirty (30) days after receipt by the Band of written notice thereof as provided in the Management Agreement.

     8. Arbitration. All disputes, controversies or claims arising out of or relating to this Note shall be settled by binding arbitration as provided in
Article 13 of the Management Agreement.

     9. Business Purposes; Applicable Law. This Note evidences a loan for business and commercial purposes and not for personal, household, family or agricultural purposes. This Note shall be interpreted and construed in accordance with Michigan law, to the extent not preempted by federal law. Use of Michigan law for the foregoing limited purpose of interpretation and construction is not intended by the parties to and shall not otherwise (i) incorporate substantive Michigan laws or regulations, including but not limited to Michigan usury laws or any other present or future provision of the laws of Michigan that would restrict the rate of interest upon any loan contemplated hereunder; or (ii) grant any jurisdiction to the State or any political subdivision thereof over the Gaming Site or the Facility.

     10. Notices. All notices under this Note shall be given in accordance with
Section 15.4 of the Development Agreement; except that copies of draw requests need not be sent to attorneys.

     11. Defined Terms. Capitalized terms used herein shall have the same meanings assigned to them in the Management Agreement, and, if not defined in the Management Agreement, in the Development Agreement between the Band and Lakes, as amended.

     12. Miscellaneous.

          a. Time is of the essence.

          b. The benefits and obligations of this Note shall inure to and be binding upon the parties hereto and their respective successors and assigns, provided that any succession or assignment is permitted under the Management Agreement.

          c. Waiver of any one default shall not cause or imply a waiver any subsequent default.

          d. This Note, together with the documents listed in Section 15.17 of the Development Agreement, as each has been amended to date, sets forth the entire agreement between the parties hereto with respect to the subject matter hereof. All agreements, covenants, representations, and warranties, express or implied, oral or written, of the parties with respect to the subject matter hereof are contained herein and therein. This Note shall not be supplemented, amended or modified by any course of dealing, course of performance or uses of trade and may only be amended or modified by a written instrument duly executed by officers of both parties.


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          e. This Note has been executed and delivered as a complete amendment and restatement in its entirety of that certain Lakes Working Capital Advance Note dated as of December 22, 2004 made payable by the Band to Lakes, but does not extinguish, satisfy, discharge or constitute a novation thereof, and the Band hereby reaffirms, subject to the provisions of this Note, the indebtedness evidenced thereby. Lakes agrees to return to the Band the original Lakes Working Capital Advance Note dated as of December 22,2004.

          f. Any other provision of this Note to the contrary notwithstanding:
          (i) in no event shall the rate of interest payable under this Note exceed the maximum rate permitted by law (the "Legal Rate"); (ii) if at any time the rate of interest computed as provided above (the "Computed Rate") exceeds the Legal Rate, then interest shall accrue thereafter at the Legal Rate regardless of whether the Computed Rate is greater or less than the Legal Rate until the total amount of interest payable hereunder equals the amount that would have been payable without regard to this sentence, or until this Note is paid in full, whichever occurs first; and (iii) if the holder receives any interest in excess of the maximum rate permitted by this sentence, the excess shall be credited against the principal hereof or refunded, at the holder's option.

                                        THE POKAGON BAND OF POTAWATOMI INDIANS


                                        By: /s/ John Miller
                                            ------------------------------------
                                        Its Council Chairman


                                        By: /s/ Daniel Rapp
                                            ------------------------------------
                                        Its Secretary


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                                    EXHIBIT A

                                   DRAW REQUEST

     The Pokagon Band of Potawatomi Indians (the "Band") requests that Great Lakes Gaming of Michigan, LLC ("Lakes") advance $______________ under the Lakes Working Capital Advance Note. The Band certifies that the amounts drawn under this Request will be used to fund operating cash shortfalls in accordance with
Section 5.3 of the Management Agreement.

     Advances should be made by wire transfer of such funds to one or more Enterprise Bank Accounts.

Dated:                                  THE POKAGON BAND OF POTAWATOMI INDIANS
       --------------------


                                        By:
                                            ------------------------------------
                                        Its: Council Chairman


                                        By:
                                            ------------------------------------
                                        Its: Secretary

 [or other persons designated by the Band pursuant to the Management Agreement]


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